Exhibit 99.1

PennantPark Investment Corporation Announces Preliminary Financial Estimates for December 31, 2014

NEW YORK, NY -- (Marketwired - January 20, 2015) - PennantPark Investment Corporation (the "Company") (NASDAQ: PNNT) sets forth below certain preliminary estimates of our financial condition and results of operations for the three months ended December 31, 2014. These estimates are subject to the completion of our financial closing procedures and are not a comprehensive statement of our financial results for the three months ended December 31, 2014. We advise you that our actual results may differ materially from these estimates as a result of the completion of our financial closing procedures, final adjustments and other developments arising between now and the time that our financial results, for the three months ended December 31, 2014, which are scheduled to be released on February 4, 2015 with an earnings call on February 5, 2015.

As of December 31, 2014, estimated preliminary net asset value ("NAV") per share is between $10.40 and $10.45, and estimated preliminary net investment income per share for the quarter is between $0.25 and $0.27.

After quarter-end, one of our portfolio companies priced an initial public offering. We estimate that our proceeds will be approximately $60 million resulting in an estimated $0.13 per share of realized gain and an estimated increase in NAV per share of $0.08. Additionally, we estimate there will be about $0.04 per share of other income in the quarter ending March 31, 2015.

With regard to our energy exposure, we remain comfortable with the underlying investments and their long-term value given our seniority in their capital structure, reserves and substantial hedges.

We currently intend to maintain quarterly distributions to our stockholders of 28 cents per share.

Based on the current stock price trading levels, we have no intention of issuing shares below NAV.

The preliminary financial data included herein have been prepared by, and is the responsibility of, management. McGladrey LLP, our independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, McGladrey LLP does not express an opinion or any other form of assurance with respect thereto.

ABOUT PENNANTPARK INVESTMENT CORPORATION

The Company is a business development company which principally invests in U.S. middle-market private companies in the form of senior secured loans, mezzanine debt, and equity investments. From time to time, the Company may also invest in public companies whose securities are thinly traded. The Company is managed by PennantPark Investment Advisers, LLC.

FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

CONTACT:
Aviv Efrat
PennantPark Investment Corporation
(212) 905-1000